Exhibit 10.4
HALOZYME THERAPEUTICS, INC.
RESTRICTED STOCK UNITS AGREEMENT
UNDER THE
HALOZYME THERAPEUTICS, INC.
2011 STOCK PLAN
1.    Terminology. Unless otherwise provided in this Award Agreement, capitalized terms used herein are defined in the Glossary at the end of this Award Agreement, the Notice, or the Plan.
2.    Vesting. All of the Restricted Stock Units are nonvested and forfeitable as of the Grant Date. So long as your Service is continuous from the Grant Date through the applicable date upon which vesting is scheduled to occur, the Restricted Stock Units will become vested and nonforfeitable in accordance with the vesting schedule set forth in the Notice. Except for the circumstances, if any, described in the Notice or herein, none of the Restricted Stock Units will become vested and nonforfeitable after your Service ceases.
3.    Termination of Employment or Service. Unless otherwise provided herein or in the Notice, if your Service with the Company or its successor ceases for any reason, all Restricted Stock Units that are not then vested and nonforfeitable will be forfeited to the Company immediately and automatically upon such cessation without payment of any consideration therefor and you will have no further right, title or interest in or to such Restricted Stock Units or the underlying shares of Stock. Notwithstanding the foregoing, however, if your Service terminates as a result of a Qualifying Termination, then all outstanding Restricted Stock Units that are not then vested and nonforfeitable shall, effective as of the date on which your Service terminates, become 100% vested and nonforfeitable.
4.    Restrictions on Transfer. Neither this Award Agreement nor any of the Restricted Stock Units may be assigned, transferred, pledged, hypothecated or disposed of in any way, whether by operation of law or otherwise, and the Restricted Stock Units shall not be subject to execution, attachment or similar process. All rights with respect to this Award Agreement and the Restricted Stock Units shall be exercisable during your lifetime only by you or your guardian or legal representative.
5.    Dividend Equivalent Payments. On each dividend payment date for each cash dividend (regular or extraordinary) on the Stock, the Company will credit your equity award account with dividend equivalents in the form of additional Restricted Stock Units. All such additional Restricted Stock Units shall be subject to the same vesting requirements applicable to the Restricted Stock Units in respect of which they were credited and shall be settled in accordance with, and at the time of, settlement of the vested Restricted Stock Units to which they are related. The number of Restricted Stock Units to be credited shall equal the quotient, rounded to such fraction as determined by the Committee, calculated by dividing (a) by (b), where “(a)” is the product of (i) the cash dividend payable per share of Stock, multiplied by (ii) the number of Restricted Stock Units credited to your account as of the record date, and “(b)” is the Fair Market Value of a share of Stock on the dividend payment date. If your vested Restricted Stock Units have been settled after the record date but prior to the dividend payment date, any Restricted Stock Units that would be credited pursuant to the preceding sentence shall be settled on or as soon as practicable after the dividend payment date. Nothing herein shall preclude the Committee from exercising its discretion under the Plan to determine whether to eliminate fractional units or credit fractional units to accounts, and the manner in which fractional units will be credited.
6.    Settlement of Restricted Stock Units.
(a)    Manner of Settlement. You are not required to make any monetary payment (other than applicable tax withholding, if required) as a condition to settlement of the Restricted Stock Units, the consideration for which shall be services rendered to the Company or for its benefit. The Company will issue to you, in settlement of your Restricted Stock Units and subject to the provisions of Section 7 below, the number of whole shares of Stock that equals the number of whole Restricted Stock Units that become vested, and such vested Restricted Stock Units will terminate and cease to be outstanding upon such issuance of the shares. Upon issuance of such shares, the Company will determine the form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) and may deliver such shares on your behalf electronically to the Company’s designated stock plan administrator or such other broker-dealer as the Company may choose at its sole discretion, within reason.
(b)    Timing of Settlement. Your Restricted Stock Units will be settled by the Company, via the issuance of Stock as described herein, on the date that the Restricted Stock Units become vested and nonforfeitable. However, if a scheduled issuance date falls on a Saturday, Sunday or federal holiday, such issuance date shall instead fall on the next following day that the principal executive offices of the Company are open for business. In all cases, the issuance and delivery of shares under this Award Agreement is intended to comply with Treasury Regulation Section 1.409A-1(b)(4) and shall be construed and administered in such a manner. If you die after vesting but before settlement, your Restricted Stock Units shall be paid to your estate.
7.    Tax Withholding.
(a)    On or before the time you receive a distribution of the shares subject to your Restricted Stock Units, or at any time thereafter as requested by the Company, you may satisfy any federal, state, local or foreign tax withholding obligation relating to your Restricted Stock Units by any of the following means, which you must elect in advance by making an appropriate election via the account established under your name with E*TRADE Financial or such other brokerage firm selected by the Company (the “Brokerage Account”), or by such other method acceptable to the Committee if you do not have a Brokerage Account, at such time or times specified by the Committee: (i) tendering a cash payment that covers your tax withholding obligation by depositing such cash payment into your Brokerage Account or providing it directly to the Company on or before the date your Restricted Stock Units vest; or (ii) authorizing a net share settlement transaction under which the Company will withhold from the shares otherwise issuable to you in connection with your Restricted Stock Units a number of shares the Fair Market Value of which is sufficient to cover the tax withholding obligation and issuing to you the remaining shares in settlement of your Restricted Stock Units on the date your Restricted Stock Units vest. The Committee shall have discretion to allow any other method of satisfying tax withholding obligations as it may determine to be adequate.
(b)    Notwithstanding anything to the contrary set forth herein, the Company will satisfy the tax withholding obligations relating to your Restricted Stock Units through a net share settlement transaction (as described above) on the date your Restricted Stock Units vest in the following circumstances: (i) you do not make an election in a form acceptable to the Committee on or prior to the date your Restricted Stock Units vest regarding the method of satisfaction of your tax withholding obligation; or (ii) you timely elect to satisfy your tax withholding obligation via tendering a cash payment as provided above, but as of the date your Restricted Stock Units vest there are insufficient funds in your Brokerage Account or received by the Company to cover the tax withholding obligation.
(c)    Any shares of Stock withheld to satisfy any tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates.
(d)    Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to deliver to you any Stock. In the event the Company’s obligation to withhold arises prior to the delivery to you of Stock or it is determined after the delivery of Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.
8.    Adjustments for Corporate Transactions and Other Events.
(a)    Stock Dividend, Stock Split and Reverse Stock Split. Upon a stock dividend of, or stock split or reverse stock split affecting, the Stock, the number of outstanding Restricted Stock Units shall, without further action of the Committee, be adjusted to reflect such event; provided, however, that any fractional Restricted Stock Units resulting from any such adjustment shall be eliminated. Adjustments under this paragraph will be made by the Committee, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.
(b)    Treatment on Change in Control. Notwithstanding anything herein to the contrary, in connection with a Change in Control, the Board shall determine in its sole discretion, and shall, to the extent applicable, ensure that the definitive documentation setting forth the terms of the Change in Control provides, that either:

(i)    the Company shall continue to maintain in effect, or the Company’s successor shall assume, the Plan, this Award Agreement and all Restricted Stock Units outstanding hereunder (together with all other outstanding equity incentive plans, award agreements and awards of the Company), and such Restricted Stock Units shall continue to remain outstanding, with the number and kind of shares or units associated with such Restricted Stock Units adjusted to reflect the Change in Control in accordance with the terms of the Plan, and otherwise in accordance with and subject to their terms and conditions (including, without limitation, with respect to vesting, exercise, forfeiture, repurchase and restrictive covenants) as in effect immediately prior to the Change in Control; or

(ii)    the Restricted Stock Units shall be cancelled immediately prior to and contingent upon the consummation of such Change in Control in exchange for a cash payment to you in respect thereof in an amount calculated based on the value of the Restricted Stock Units at the time of such Change in Control as determined by the Board in its sole discretion, in all cases, assuming the Award was fully vested and exercisable and/or not subject to forfeiture, as applicable.

For avoidance of doubt: In respect of any outstanding Restricted Stock Unit, you shall be eligible to receive an amount in cash equal to the per-share consideration received by sellers of the class of shares subject to such Restricted Stock Unit generally in the Change in Control.

Payments described in this Section 8(b) shall be made on, or as soon as administratively practicable following, the Change in Control.
9.    Non Guarantee of Employment or Service Relationship. Nothing in the Plan or this Award Agreement shall alter your employment status or other service relationship with the Company, nor be construed as a contract of employment or service relationship between the Company and you, or as a contractual right of you to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any nonvested and forfeitable Restricted Stock Units or any other adverse effect on your interests under the Plan.
10.    Rights as Stockholder. You shall not have any of the rights of a stockholder with respect to any shares of Stock that may be issued in settlement of the Restricted Stock Units until such shares of Stock have been issued to you. No adjustment shall be made for dividends, distributions, or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 5 of this Award Agreement with respect to dividend equivalent payments or as otherwise permitted under the Plan.
11.    The Company’s Rights. The existence of the Restricted Stock Units shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company's assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
12.    Restrictions on Issuance of Shares. The issuance of shares of Stock upon settlement of the Restricted Stock Units shall be subject to and in compliance with all applicable requirements of federal, state, or foreign law with respect to such securities. No shares of Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares subject to the Restricted Stock Units shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Restricted Stock Units, the Company may require you to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.
13.    Notices. All notices and other communications made or given pursuant to this Award Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company, or in the case of notices delivered to the Company by you, addressed to the Committee, care of the Company for the attention of its Secretary at its principal executive office or, in either case, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this award of Restricted Stock Units by electronic means or to request your consent to participate in the Plan or accept this award of Restricted Stock Units by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
14.    Entire Agreement. This Award Agreement, together with the relevant Notice and the Plan, contain the entire agreement between the parties with respect to the Restricted Stock Units granted hereunder. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Award Agreement with respect to the Restricted Stock Units granted hereunder shall be void and ineffective for all purposes.
15.    Amendment. This Award Agreement may be amended from time to time by the Committee in its discretion; provided, however, that this Award Agreement may not be modified in a manner that would have a materially adverse effect on the Restricted Stock Units as determined in the discretion of the Committee, except as provided in the Plan or in a written document signed by each of the parties hereto.
16.    409A Savings Clause. This Award Agreement and the Restricted Stock Units granted hereunder are intended to fit within the “short-term deferral” exemption from Section 409A of the Code as set forth in Treasury Regulation Section 1.409A-1(b)(4). In administering this Award Agreement, the Company shall interpret this Award Agreement in a manner consistent with such exemption. Notwithstanding the foregoing, if it is determined that the Restricted Stock Units fail to satisfy the requirements of the short-term deferral rule and are otherwise deferred compensation subject to Section 409A, and if you are a “Specified Employee” (within the meaning set forth Section 409A(a)(2)(B)(i) of the Code) as of the date of your separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), then the issuance of any shares that would otherwise be made upon the date of the separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the separation from service, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of additional taxation on you in respect of the shares under Section 409A of the Code. Each installment of shares that vests is intended to constitute a “separate payment” for purposes of Section 409A of the Code and Treasury Regulation Section 1.409A-2(b)(2). For purposes of Section 409A of the Code, the payment of dividend equivalents under Section 5 of this Award Agreement shall be construed as earnings and the time and form of payment of such dividend equivalents shall be treated separately from the time and form of payment of the underlying Restricted Stock Units.
17.    [Reserved.]

18.    No Obligation to Minimize Taxes. The Company has no duty or obligation to minimize the tax consequences to you of this award of Restricted Stock Units and shall not be liable to you for any adverse tax consequences to you arising in connection with this award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this award and by signing the Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so.
19.    Conformity with Plan. This Award Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Inconsistencies between this Award Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Award Agreement or any matters as to which this Award Agreement is silent, the Plan shall govern. A copy of the Plan is available on the Company’s intranet or upon written request to the Committee.
20.    No Funding. This Award Agreement constitutes an unfunded and unsecured promise by the Company to issue shares of Stock in the future in accordance with its terms. You have the status of a general unsecured creditor of the Company as a result of receiving the grant of Restricted Stock Units.
21.    Effect on Other Employee Benefit Plans. The value of the Restricted Stock Units subject to this Award Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
22.    Governing Law. The validity, construction, and effect of this Award Agreement, and of any determinations or decisions made by the Committee relating to this Award Agreement, and the rights of any and all persons having or claiming to have any interest under this Award Agreement, shall be determined exclusively in accordance with the laws of the State of Delaware, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit with respect hereto will be brought in the federal or state courts in the district which includes the city or town in which the Company’s principal executive office is located, and you hereby agree and submit to the personal jurisdiction and venue thereof.
23.    Headings. The headings in this Award Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Award Agreement.
24.    Electronic Delivery of Documents. By your signing the Notice, you (i) consent to the electronic delivery of this Award Agreement, all information with respect to the Plan and the Restricted Stock Units, and any reports of the Company provided generally to the Company’s stockholders; (ii) acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing; (iii) further acknowledge that you may revoke your consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledge that you understand that you are not required to consent to electronic delivery of documents.

25.    No Future Entitlement. By your signing the Notice, you acknowledge and agree that: (i) the grant of a restricted stock unit award is a one-time benefit which does not create any contractual or other right to receive future grants of restricted stock units, or compensation in lieu of restricted stock units, even if restricted stock units have been granted repeatedly in the past; (ii) all determinations with respect to any such future grants and the terms thereof will be at the sole discretion of the Committee; (iii) the value of the restricted stock units is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (iv) the value of the restricted stock units is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments or similar payments, or bonuses, long-service awards, pension or retirement benefits; (v) the vesting of the restricted stock units ceases upon termination of Service with the Company or transfer of employment from the Company, or other cessation of eligibility for any reason, except as may otherwise be explicitly provided in this Award Agreement; (vi) the Company does not guarantee any future value of the restricted stock units; and (vii) no claim or entitlement to compensation or damages arises if the restricted stock units decrease or do not increase in value and you irrevocably release the Company from any such claim that does arise.
26.    Personal Data. For purposes of the implementation, administration and management of the restricted stock units or the effectuation of any acquisition, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or other similar corporate transaction involving the Company (a “Corporate Transaction”), you consent, by execution of the Notice, to the collection, receipt, use, retention and transfer, in electronic or other form, of your personal data by and among the Company and its third party vendors or any potential party to a potential Corporate Transaction. You understand that personal data (including but not limited to, name, home address, telephone number, employee number, employment status, social security number, tax identification number, date of birth, nationality, job and payroll location, data for tax withholding purposes and shares awarded, cancelled, vested and unvested) may be transferred to third parties assisting in the implementation, administration and management of the restricted stock units or the effectuation of a Corporate Transaction and you expressly authorize such transfer as well as the retention, use, and the subsequent transfer of the data by the recipient(s). You understand that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that data will be held only as long as is necessary to implement, administer and manage the restricted stock units or effect a Corporate Transaction. You understand that you may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s Secretary. You understand, however, that refusing or withdrawing your consent may affect your ability to accept a restricted stock unit award.
27.    Counterparts. The Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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GLOSSARY
(a)    “Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with Halozyme Therapeutics, Inc. (including but not limited to joint ventures, limited liability companies, and partnerships). For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise.
(b)    “Award Agreement” means this document, as amended from time to time, together with the Plan which is incorporated herein by reference.
(c)    “Cause” means, solely for purposes of this Award Agreement, a determination made in good faith by the Committee, which determination will be conclusive, that you have:
(i)    been convicted of, or plead nolo contendere to, a felony or crime involving moral turpitude;
(ii)    committed fraud with respect to, or misappropriated any funds or property of the Participating Company Group, or any customer or vendor;
(iii)    illegally used or illegally distributed controlled substances;
(vi)    willfully violated any material written rule, regulation, procedure or policy of the Participating Company applicable to you that results in demonstrable harm to the Company, as determined by the Committee in good faith; or
(v)    materially breached any employment, nondisclosure, nonsolicitation or other similar material agreement executed by you for the benefit of the Company that results in demonstrable harm to the Company, as determined by the Committee in good faith.

(d)    “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other guidance promulgated thereunder.
(e)    “Committee” means the Compensation Committee or other committee of the Board of Directors of the Company duly appointed to administer the Plan and having such powers as shall be specified by the Board of Directors.

(f)    “Company” means Halozyme Therapeutics, Inc. and its Affiliates, except where the context otherwise requires. For purposes of determining whether a Change in Control (as defined in the Plan) has occurred, Company shall mean only Halozyme Therapeutics, Inc.
(g)    “Fair Market Value” has the meaning set forth in the Plan. The Plan generally defines Fair Market Value to mean the closing price per share of Stock on the relevant date on the principal exchange or market on which the Stock is then listed or admitted to trading or, if no sale is reported for that date, the last preceding business day on which a sale was reported.
(h)    “Good Reason” means, solely for purposes of this Award Agreement, the occurrence of any of the following events without your consent:
(i)    any diminution in your annual base salary or annual target bonus opportunity (expressed as a percentage of annual base salary); or
(ii)    any requirement by the Participating Company that you physically relocate from your current work location to another work location 30 or more miles away.

(i)    “Grant Date” means the effective date of a grant of Restricted Stock Units made to you as set forth in the relevant Notice.
(j)    “Notice” means the statement, letter or other written notification provided to you by the Company setting forth the terms of a grant of Restricted Stock Units made to you.
(k)    “Plan” means the Halozyme Therapeutics, Inc. 2011 Stock Incentive Plan, as amended from time to time.
(l)    “Qualifying Termination” means the occurrence of any of the following events within two years following the occurrence of a Change in Control:
(i)    termination by the Participating Company of your Service for any reason other than Cause; or
(ii)    your voluntary resignation for Good Reason; or
(iii)    a termination of your Service due to your death or Disability.

(m)    “Restricted Stock Unit” means the Company’s commitment to issue one share of Stock at a future date, subject to the terms of the Award Agreement and the Plan.
(n)    “Service” means your employment, service as a non-executive director, or other service relationship with the Company and its Affiliates. Your Service will be considered to have ceased with the Company and its Affiliates if, immediately after a sale, merger, or other corporate transaction, the trade, business, or entity with which you are employed or otherwise have a service relationship is not Halozyme Therapeutics, Inc. or its successor or an Affiliate of Halozyme Therapeutics, Inc. or its successor.

(o)    “Stock” means the common stock, US$0.001 par value per share, of Halozyme Therapeutics, Inc., as adjusted from time to time in accordance with Section 4.2 of the Plan.
(p)    “You” or “Your” means the recipient of the Restricted Stock Units as reflected on the applicable Notice. Whenever the word “you” or “your” is used in any provision of this Award Agreement under circumstances where the provision should logically be construed, as determined by the Committee, to apply to the estate, personal representative, or beneficiary to whom the Restricted Stock Units may be transferred by will or by the laws of descent and distribution, the words “you” and “your” shall be deemed to include such person.
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